As filed with the Securities and Exchange Commission on April 27, 2000

                                                      Registration No. 333-33572

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                        DIAMOND TRIUMPH AUTO GLASS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                        7536                    23-2758853
     (State or Other                (Primary Standard         (I.R.S. Employer
Jurisdiction of Incorporation    Industrial Classification   Identification No.)
     or Organization)                 Code Number)

                               220 Division Street
                          Kingston, Pennsylvania 18704
                                 (570) 287-9915
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                Michael A. Sumsky
                               220 Division Street
                          Kingston, Pennsylvania 18704
                                 (570) 287-9915
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                   -----------
                                   Copies to:

                              Howard A. Sobel, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                                   -----------

              Approximate date of commencement of proposed sale to the public:

   As soon as practicable after this Registration Statement becomes effective
                                   -----------

         If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

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

                                Explanatory Note

         This Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-33572) of Diamond Triumph Auto Glass, Inc. is filed solely for the purpose of filing with the Commission copies of the exhibits listed in Item 21 of Part II hereto.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains the provisions permitted by
Section 102(b)(7) of the DGCL.

      Section 145(a) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      Section 145(b) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145(c) of the DGCL provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and 145(b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      The Registrant's Amended and Restated Certificate of Incorporation provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant's Amended and Restated Certificate of Incorporation also provides that neither Kenneth Levine nor Richard Rutta shall be entitled to indemnification against any Liability (as defined in the Agreement (as defined below)) to the extent that such Liability arises out of a breach of (i) the Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, Inc., A-AA Triumph

Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta (the "Agreement"); or (ii) any of the Transaction Documents (as defined in the Agreement). In addition, pursuant to their Registration Rights Agreement with the Registrant, dated as of March 31, 1998, First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

      The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.


Item 21.  Exhibits

  Exhibit
  Number                    Description
  ------                    -----------

2.1* Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta.

3.1* Amended and Restated Certification of Incorporation of Diamond Triumph Auto Glass, Inc.

3.2* Certificate of Designations of Series A 12% Senior Redeemable Cumulative Preferred Stock of Diamond Triumph Auto Glass, Inc.

3.3* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated April 28, 1998.

3.4* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated September 15, 1998.

3.5*             By-laws of Diamond Triumph Auto Glass, Inc.

4.1* Indenture, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc., as Issuer, and State Street Bank and Trust Company, as Trustee, regarding the 9 1/4% Senior Notes Due 2008.

4.2* Registration Rights Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

4.3* Note Purchase Agreement, dated March 26, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

5.1**            Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Norman Harris.

10.2* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Michael Sumsky.

  Exhibit
  Number                    Description
  ------                    -----------

10.3* Stockholders Agreement, dated as of March 31, 1998, among Green Equity Investors II, L.P., Kenneth Levine, Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.4* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Kenneth Levine.

10.5* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Richard Rutta.

10.6* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Norman Harris.

10.7* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Michael Sumsky.

10.8*            Non-Competition   Agreement,  dated  March  31,  1998,  between
                 Kenneth Levine and Diamond Triumph Auto Glass, Inc.

10.9*            Non-Competition   Agreement,  dated  March  31,  1998,  between
                 Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.10* Management Services Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Leonard Green & Partners, L.P.

10.11** Finance Agreement, dated March 27, 2000, between The CIT Business Group/Business Credit, Inc. and Diamond Triumph Auto Glass, Inc.

10.12*           Diamond Triumph Auto Glass,  Inc. 1998 Management  Stock Option
                 Plan.

23.1*            Consent of KPMG LLP.

23.2** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1.)

25* Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust.

27*              Financial Data Schedule.

99.1**           Form of Letter of Transmittal.

99.2**           Form of Notice of Guaranteed Delivery.

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* Previously filed.
** Filed herewith.


Item 22.  Undertakings

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (c) The undersigned Registrant hereby undertakes to supply by means to a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 27th day of April, 2000.

                                           DIAMOND TRIUMPH AUTO GLASS, INC.


                                           By: /s/ Kenneth Levine
                                              ---------------------------------
                                              Name:  Kenneth Levine
                                              Title: Co-Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kenneth Levine and Richard Rutta, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 27, 2000 in the capacities indicated.

       Signature                           Title(s)
       ---------                           --------

/s/ Kenneth Levine                         Co-Chairman of the Board, Co-Chief
---------------------------------          Executive  Officer and Director
         Kenneth Levine

/s/ Richard Rutta                          Co-Chairman of the Board, Co-Chief
---------------------------------          Executive  Officer and Director
         Richard Rutta

/s/ Michael A. Sumsky                      Executive Vice President,
---------------------------------          Chief Financial Officer and
         Michael A. Sumsky                 General Counsel

/s/ Norman Harris                          President
---------------------------------
         Norman Harris

/s/ Gregory J. Annick                      Director
---------------------------------
         Gregory J. Annick

/s/ John G. Danhakl                        Director
---------------------------------
         John G. Danhakl

/s/ Jonathan D. Sokoloff                   Director
---------------------------------
         Jonathan D. Sokoloff

                                  EXHIBIT INDEX

  Exhibit
  Number                   Description
  ------                   -----------

2.1* Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta.

3.1* Amended and Restated Certification of Incorporation of Diamond Triumph Auto Glass, Inc.

3.2* Certificate of Designations of Series A 12% Senior Redeemable Cumulative Preferred Stock of Diamond Triumph Auto Glass, Inc.

3.3* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated April 28, 1998.

3.4* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated September 15, 1998.

3.5*         By-laws of Diamond Triumph Auto Glass, Inc.

4.1* Indenture, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc., as Issuer, and State Street Bank and Trust Company, as Trustee, regarding the 9 1/4% Senior Notes Due 2008.

4.2* Registration Rights Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

4.3* Note Purchase Agreement, dated March 26, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

5.1**        Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Norman Harris.

10.2* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Michael Sumsky.

10.3* Stockholders Agreement, dated as of March 31, 1998, among Green Equity Investors II, L.P., Kenneth Levine, Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.4* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Kenneth Levine.

10.5* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Richard Rutta.

10.6* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Norman Harris.

10.7* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Michael Sumsky.

10.8* Non-Competition Agreement, dated March 31, 1998, between Kenneth Levine and Diamond Triumph Auto Glass, Inc.

10.9* Non-Competition Agreement, dated March 31, 1998, between Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.10* Management Services Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Leonard Green & Partners, L.P.

10.11** Finance Agreement, dated March 27, 2000, between The CIT Business Group/Business Credit, Inc. and Diamond Triumph Auto Glass, Inc.

10.12*       Diamond Triumph Auto Glass, Inc. 1998 Management Stock Option Plan.

23.1*        Consent of KPMG LLP

23.2** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1.)

25* Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust.

27*          Financial Data Schedule.

99.1**       Form of Letter of Transmittal.

99.2**       Form of Notice of Guaranteed Delivery.

---------------------

*  Previously filed.
**Filed herewith.